Contact:	Claudia San Pedro
Treasurer and Vice President of
Investor Relations
(405)225-4846

SONIC'S THIRD QUARTER RESULTS REFLECT CURRENT CHALLENGES

Sales Improve Steadily after Slow March,
and Development Initiatives Maintain Strong Momentum
________________
Partner Drive-in Operations Slip

OKLAHOMA CITY (June 24, 2008) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the third quarter and nine months ended May 31, 2008.  Key aspects of the company's third quarter performance included:

•	A 10% decline in net income per diluted share to $0.28 versus $0.31 in the prior year;
•
A 0.4% decline in system-wide same-store sales resulting primarily from weather-affected sales in March; system-wide same-store sales improved as the quarter progressed and returned to the company's targeted growth range of 2% to 4% in May; additionally, traffic for the quarter was slightly positive; and

•	The opening of 41 new drive-ins during the third quarter, the relocation or rebuild of 17 existing drive-ins, and the completion of 279 retrofits.

Commenting on the results, Clifford Hudson, Chairman and Chief Executive Officer, said, "During the third fiscal quarter, the company confronted a number of challenges.  As we previously noted, system-wide same-store sales were significantly negative in March, due primarily to the much colder and wetter weather we experienced versus March 2007.  However, system-wide same-store sales turned slightly positive in April and returned to our targeted range of 2% to 4% growth in May.  Also, traffic counts were positive for the system in the third quarter and reflected the ongoing success of our promotions, such as Sonic's Happy Hour and new coffee program.  Still, lower-than-expected sales for the quarter, coupled with mounting commodity pressures, had a negative impact on restaurant-level margins.

"Same-store sales for the quarter remained solid for drive-ins in core and our newest markets," Hudson continued.  "Same-store sales performance in developing markets overall was considerably weaker in the third quarter, however, reflecting a tougher consumer environment and less impact from our sales-driving initiatives, such as the retrofit, on a relative basis."

Same-store sales for partner drive-ins (drive-ins in which the company owns a majority interest) declined 3.9% in the third quarter.  Like the system, partner drive-in sales showed relative improvement as the quarter progressed, but were negative in each month of the quarter, and the gap between the performance of partner drive-ins and franchise drive-ins increased during the quarter.  Management believes the declining performance at partner drive-ins is attributable, at least in part, to consumer reaction to aggressive price increases taken last year combined with a decline in service due to an emphasis on margin management.  Because of the significance of partner drive-ins to Sonic's revenues and expenses, negative sales trends at partner drive-ins had a disproportionate impact on the overall company's financial performance for the quarter.  Going forward, Sonic is placing a renewed focus on customer service and implementing a more strategic approach to pricing, which are expected to have a positive impact on partner drive-in sales.  However, it is difficult to predict how quickly these changes will benefit sales.

The rebound in system sales as the third quarter progressed reflected Sonic's ongoing efforts to refine its promotional strategy to achieve an appropriate balance between varied day-part promotions.  Sonic's summer promotions will be built around product news, such as the return of the Island Fire Burger, along with new frozen treats.  The company will continue to focus on value messaging, including 99 cent shakes and Happy Hour, which features half-priced drinks from 2 p.m. to 4 p.m. everyday.

Investments in national cable advertising continue to be successful and are expected to be over $95 million in fiscal 2008, with total media spending expected to reach $190 million this fiscal year.

Income Statement Overview
Net income per diluted share for the third quarter of fiscal 2008 declined 10% to $0.28 from $0.31 in the year-earlier period.  The company's earnings per share for the third quarter reflected a decline in same-store sales and lower restaurant-level margins.  Rising commodity costs, increased labor and higher other operating expenses resulted in lower restaurant-level margins for the third quarter, although these pressures were partially offset by a decline in minority interest in earnings at partner drive-ins.  Net income per diluted share for the first nine months of fiscal 2008 grew 10% to $0.64 from $0.58.

Revenues for the third fiscal quarter rose 1% to $213.0 million from $209.9 million in the year-earlier period.  This increase was attributable to new unit growth and higher franchising income.  For the first nine months of the fiscal year, revenues increased 6% to $577.8 million from $546.2 million in the same period last year.

Same-Store Sales
System-wide same-store sales declined 0.4% for the third quarter of fiscal 2008.  This reflected a 0.5% increase at franchise drive-ins offset by a 3.9% decline at partner drive-ins.  For the first nine months of fiscal 2008, system-wide same-store sales rose 1.5%, reflecting a 1.7% increase at franchise drive-ins and a 0.3% increase at partner drive-ins.

The weakness in same-store sales for the third quarter was attributable primarily to widespread poor performance in March, especially in the company's developing markets, which experienced a 6.9% decline in same-store sales versus a 1.3% increase for core markets.  For the first nine months of fiscal 2008, same-store sales in developing markets declined 4.7% compared with a 3.0% increase for the company's core markets.

Development and Retrofit
During the third quarter, Sonic opened 41 new drive-ins compared with 48 in the year-earlier period, including 35 franchise drive-in openings versus 43 in the year-earlier quarter.  Through the third quarter of the fiscal year, the company opened 111 drive-ins compared with 114 in the year-earlier period, including 95 franchise drive-ins in fiscal 2008 and 99 in fiscal 2007.  The company now expects to open 175 to 185 drive-ins system-wide in fiscal 2008.

Although new drive-in openings show a slight decline in fiscal 2008, existing franchisees continue to invest heavily in rebuilds and relocations – another critical area of development that typically has a significant bearing on drive-in sales and profitability.  While rebuilt or relocated drive-ins are not considered new, the level of financial and development resources required is similar to that of a new drive-in.  In the third quarter, Sonic franchisees rebuilt or relocated 16 additional drive-ins, for an increase of 45% over the prior-year quarter, bringing the fiscal 2008 year-to-date total to 45 versus 25 through the first nine months of fiscal 2007.  The company believes existing franchisees are on track to rebuild and/or relocate 60 to 70 drive-ins in fiscal 2008.  This, combined with commitments for new drive-ins in fiscal 2008, reflects franchisees' confidence in the strength of the Sonic brand.

Franchisees also remain committed to the retrofit program and its results, completing 228 retrofits during the third quarter, for a total of 630 for the first nine months of the fiscal year and 956 since the franchisee retrofit process began in early calendar year 2007.  More than 44% of Sonic's franchise drive-ins now have the new look.  In addition, Sonic retrofitted a total of 51 partner drive-ins in the third quarter of fiscal 2008 for a total of 128 partner drive-ins for the first nine months of the fiscal year.  The company now has retrofitted a total of 354 partner drive-ins since the program began, and currently over 75% of partner drive-ins have the new look.  For fiscal 2008, Sonic expects to complete in excess of 700 franchise retrofits and 150 partner drive-in retrofits.

Concluding Comments
Concluding, Hudson said, "Although the company is experiencing some near-term challenges in certain markets, we are confident that our multi-layered growth strategy – focused on sales-driving initiatives, development and efficient use of capital – will have a positive impact on Sonic's longer-term performance."

Fiscal 2008 Outlook
Sonic expects that its earnings per diluted share will increase in the range of 4% to 6% in fiscal 2008 versus fiscal 2007 earnings per diluted share of $0.96, which is adjusted for prior-year debt refinancing charges.  With respect to the fourth fiscal quarter ending August 31, 2008, the company expects the following:

•
System-wide same-store sales growth within the target range of 2% to 4%, with partner drive-ins performing somewhat below this range.  If the unfavorable gap between franchise and partner drive-in sales increases beyond the level experienced in the third quarter, the impact on the earnings outlook could be more negative than the company's current expectations;

•
Unfavorable restaurant-level margins, as a percentage of sales versus the prior year, due to continued commodity cost pressure and higher labor costs resulting from the next minimum wage increase that goes into effect in July;

•	Net interest expense of $11 million to $13 million, resulting from increased interest expense related to the company's tender offer in fiscal 2007 and subsequent share repurchases;

•
A share-repurchase authorization of approximately $10.4 million remaining for fiscal year 2008; subject to the level of future share repurchases, weighted average diluted shares outstanding are expected to be in the range of 62 million to 63 million shares for fiscal 2008; and

•	A tax rate in the range of 37.5% to 38.5% for the quarter.

About Sonic
Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,400 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's third quarter conference call can be accessed at the company's web site.  The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, June 25, 2008.  An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until July 25, 2008.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
Income Statement Data
Revenues:
Partner Drive-In sales	$178,338	$175,027	$484,762	$458,453
Franchise Drive-Ins:
Franchise royalties	32,463	30,523	86,786	78,146
Franchise fees	1,410	1,367	3,669	3,118
Other	787	3,004	2,583	6,446
	212,998	209,921	577,800	546,163
Costs and expenses:
Partner Drive-Ins:
Food and packaging	47,150	45,324	127,301	119,103
Payroll and other employee benefits	54,405	52,472	149,453	141,152
Minority interest in earnings of Partner Drive-Ins	6,488	8,232	16,580	18,091
Other operating expenses	36,471	33,374	99,851	92,586
	144,514	139,402	393,185	370,932

Selling, general and administrative	15,716	15,236	46,170	43,670
Depreciation and amortization	13,044	11,225	37,944	33,082
Provision for impairment of long-lived assets	--	742	99	742
	173,274	166,605	477,398	448,426

Income from operations	39,724	43,316	100,402	97,737

Interest expense	12,340	11,636	37,836	29,150
Debt extinguishment costs	--	--	--	6,076
Interest income	(372)	(715)	(1,674)	(2,166)
Net interest expense	11,968	10,921	36,162	33,060
Income before income taxes	27,756	32,395	64,240	64,677
Provision for income taxes	10,517	11,747	24,165	22,518
Net income	$17,239	$20,648	$40,075	$42,159

Net income per share:
Basic	$0.29	$0.32	$0.66	$0.61
Diluted	$0.28	$0.31	$0.64	$0.58
Weighted average shares used in calculation:
Basic	60,167	64,985	60,414	69,639
Diluted	62,023	67,408	62,491	72,308

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
Drive-Ins in operation:
Partner:
Total at beginning of period	665	639	654	623
Opened	6	5	16	15
Acquired from (sold to) franchisees	11	--	15	8
Closed	--	--	(3)	(2)
Total at end of period	682	644	682	644
Franchise:
Total at beginning of period	2,729	2,606	2,689	2,565
Opened	35	43	95	99
Acquired from (sold to) company	(11)	--	(15)	(8)
Closed (net of reopening)	(7)	(2)	(23)	(9)
Total at end of period	2,746	2,647	2,746	2,647
System-wide:
Total at beginning of period	3,394	3,245	3,343	3,188
Opened	41	48	111	114
Closed (net of reopening)	(7)	(2)	(26)	(11)
Total at end of period	3,428	3,291	3,428	3,291

Core markets	2,570	2,474	2,570	2,474
Developing markets	858	817	858	817
All markets	3,428	3,291	3,428	3,291

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007

Sales Analysis
Partner Drive-Ins:
Total sales	$178,338	$175,027	$484,762	$458,453
Average drive-in sales	264	275	732	726
Change in same-store sales	-3.9%	3.3%	0.3%	1.6%
Franchise Drive-Ins:
Total sales	$836,568	$800,373	$2,249,589	$2,112,719
Average drive-in sales	309	309	835	820
Change in same-store sales	0.5%	4.1%	1.7%	3.5%
System-wide:
Change in total sales	13.5%	9.1%	6.3%	8.3%
Average drive-in sales	$299	$300	$814	$800
Change in same-store sales	-0.4%	4.0%	1.5%	3.2%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$313	$308	$854	$828
Developing markets	257	275	691	711
System-wide change in same-store sales:
Core markets	1.3%	4.1%	3.0%	3.6%
Developing markets	-6.9%	3.3%	-4.7%	1.5%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended		Nine Months Ended
	May 31,		May 31,
	2008	2007	2008	2007
Margin Analysis
Partner Drive-Ins:
Food and packaging	26.4%	25.9%	26.3%	26.0%
Payroll and employee benefits	30.5%	30.0%	30.8%	30.8%
Minority interest in earnings of Partner Drive-Ins	3.6%	4.7%	3.4%	3.9%
Other operating expenses	20.5%	19.1%	20.6%	20.2%
	81.0%	79.7%	81.1%	80.9%

	May 31,	August 31,
	2008	2007
	(In thousands)
Balance Sheet Data
Total assets	$798,371	$758,520
Current assets	71,182	73,703
Current liabilities	112,528	114,487
Obilgations under capital leases, long-term debt, and other non-current liabilities	772,684	750,835
Stockholders' deficit	(86,841)	(106,802)